Exhibit 10.16
ValueVision Media, Inc.
Compensation of Directors*
1.	Compensation for service on the Board:
•	$65,000 per annum cash compensation

•	Annual grant of 8,000 shares of restricted stock (vesting on the day immediately prior the next following annual shareholders meeting after the date of grant); grant is made immediately following each annual shareholders meeting

•	New directors receive a one-time grant of 30,000 stock options upon joining the Board.
2.	Additional Compensation for Chairman of the Board:
•	Additional cash compensation of $65,000 per annum

•	Annual grant of 20,000 stock options per annum, with the option grant made immediately following the annual shareholders meeting
3.	Additional Cash Compensation for service on Committees of the Board:
•	$12,000 per annum for serving as Chairman of Compensation or Governance Committee

•	$20,000 per annum for serving as Chairman of Audit Committee; and

•	$10,000 for other members of the Audit Committee
4.	Per Meeting Fees:
•	No per meeting fees

*	Directors who are a member of ValueVision Media, Inc. management or who are elected by the holders of the Series B Preferred Stock (currently the sole holder is GE Equity Investments, Inc.) do not receive any compensation for their service on the Board of Directors or the Committees thereof.